Investor Contact: Gerald Tucciarone
                  Chief Financial Officer
                  631/434-1600 extension 306


               HAUPPAUGE DIGITAL REPORTS FISCAL 2003 THIRD QUARTER
                                FINANCIAL RESULTS
        ----------------------------------------------------------------

Reports sales increases of 20% and earnings of $0.01 per share for the 9 month period, loss of $0.10 for quarter
        ----------------------------------------------------------------

     HAUPPAUGE, NY - August 18, 2003 - Hauppauge Digital, Inc. (NASDAQ: HAUP), a leading developer and manufacturer of digital video TV and data broadcast receiver products for personal computers, today reported financial results for the third fiscal quarter and nine month period ending June 30, 2003.

THIRD QUARTER RESULTS
---------------------

     Sales were $10.0 million for the quarter compared to $10.1 million for the prior year's third quarter, a decrease of 1.0% from the previous year's third fiscal quarter. Increases in domestic sales were offset by decreases in European and Asian sales.

     Gross profit margins were 22.5% for the third quarter, compared with gross profit margins of 26.4% for the prior year's third fiscal quarter. The gross margin decrease was primarily due to higher OEM sales, which require minimal sales and advertising support but yield a lower margin. Selling, General and Administrative expenses increased by $448,693, or 20%. The strengthening of the value of the Euro to the U.S. dollar increased expenses by $167,039, or 7.6%. Increases in promotional programs, sales office expenses, compensation costs associated with the hiring of a new President and increased legal and consulting costs contributed to the remaining increase in SGA expenses. Spending for research and development increased $83,018, or 21%, reflecting a larger volume of R&D projects in process compared to last year's third quarter.

     The net loss for the quarter was $855,465, or $0.10 per share on a basic and diluted basis, compared to net income of $26,126, or breakeven net income per share on a basic and diluted basis for the prior year's third quarter.

NINE MONTH RESULTS
------------------

     Sales were $39.4 million for the nine months ended June 30, 2003 compared to $32.9 million for the prior year period, an increase of 20% over the previous year. Both the Company's Domestic and European operations contributed to the sales growth.

     Due to increased sales, gross profit increased $1,133,488 over the prior year's nine month period. Gross profit margins were 24.2% compared with gross profit margins of 25.5% for the prior year period. The gross margin decrease was primarily due to higher OEM sales, which require minimal sales and advertising support but yield a lower margin. Selling, General and Administrative expenses increased by $1,418,094, or 21%. The strengthening of the value of the Euro to the U.S. dollar increased expenses by $480,238, or 7.2%. Increases in promotional programs, revenue sensitive expenses such as commissions and coop advertising, sales office expenses, compensation costs associated with the hiring of a new President and increased legal and consulting costs contributed to the remaining increase of $937,856. Spending for research and development costs increased $300,905, or 27%, reflecting a larger volume of R&D projects in process compared to last year's third quarter.

     Net income was $61,522 or $0.01 per share on a basic and diluted basis, compared to net income of $527,062, or $0.06 per share on a basic and diluted basis, for the prior year period.

SHARE REPURCHASE
----------------

     Under its stock repurchase program, the Company has continued during fiscal 2003 to repurchase shares on the open market. The Company has, as of June 30, 2003, repurchased approximately 542,000 shares pursuant to such program. The stock repurchase program, as amended, authorizes the Company to purchase up to an aggregate of 850,000 shares.

DISCUSSION OF RESULTS
---------------------

     Ken Plotkin, Hauppauge's Chief Executive Officer, stated, " Our revenue for the quarter was negatively impacted by poor economic climate in Europe. Our domestic revenue showed some growth over the third quarter of fiscal 2002, but it was not enough to offset the declines in Europe and Asia. On a positive note, products introduced during fiscal 2002, such as our Digital Entertainment Center series for the European digital TV market and our Personal Video Recorder product used on an OEM basis to personal computer makers for use in their Windows XP Media Center Edition systems, continued to increase as a percentage of our sales.

     "We are preparing to launch our media decoder product line in the fourth fiscal quarter of this year. We expect that the first model, the MediaMVP, will be available for shipment to retailers in the U.S. later on this month. We anticipate European deliveries will start in September".

     Mr. Plotkin cautioned that the lingering effects of the sluggish worldwide economy, coupled with the seasonal variation of our business could effect short term results.

ABOUT HAUPPAUGE DIGITAL
-----------------------

     Hauppauge Digital, Inc. is a leading developer and manufacturer of digital TV and data broadcast receiver products for personal computers. Through its Hauppauge Computer Works, Inc. and Hauppauge Digital Europe subsidiaries, the Company designs and develops digital video boards for TV-in-a-window, digital video editing and video conferencing. The Company is headquartered in Hauppauge, New York, with administrative offices in New York, Singapore, Ireland and Luxembourg and sales offices in Germany, London, Paris, The Netherlands, Sweden, Italy, Spain, Singapore and California. The Company's Internet web site can be found at http://www.hauppauge.com.
         -------------------------


     ---------------------------------------------------------------------------

     Certain statements in this Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on form 10-K for the fiscal year ended September 30, 2002.
     ---------------------------------------------------------------------------


                           [ Financial Table Follows ]

                    HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                              Three Months ended
                                                                   June  30,
                                                            2003               2002
                                                            ----               ----

Net Sales                                               $10,010,782        $10,113,135
Cost of Sales                                             7,756,306          7,444,435
                                                        -----------        -----------
Gross Profit                                              2,254,476          2,668,700

Selling, General and Administrative expenses              2,638,177          2,189,484
Research & Development expenses                             487,847            404,829
                                                        -----------          ---------
Income (loss) from operations                              (871,548)            74,387

Other income (expense):
Interest income                                               3,143              6,457
Foreign currency                                              4,144            (15,718)
                                                        -----------          ---------
Non operational USD to Euro re-measurement                    8,796            (28,003)
                                                        -----------          ---------
Total other income (expense)                                 16,083            (37,264)
                                                        -----------          ---------
Income (loss) before income tax expense                    (855,465)            37,123
Income tax  expense                                               -             10,997
                                                        -----------          ---------
Net income (loss)                                       $  (855,465)         $  26,126
                                                        ===========          =========

Net income (loss) per share-basic and diluted:               $(0.10)         $    0.00
                                                        ===========          =========

Weighted average shares-basic                             8,869,832          8,886,755
Weighted average shares-diluted                           8,869,832          9,042,571



                    HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                            Nine Months ended
                                                                June 30,
                                                          2003             2002
                                                          ----             ----

Net Sales                                              $39,450,126     $32,924,368
Cost of Sales                                           29,905,216      24,512,946
                                                       -----------      ----------
Gross Profit                                             9,544,910       8,411,422

Selling, General and Administrative expenses             8,068,951       6,650,857
Research & Development expenses                          1,429,171       1,128,266
                                                       -----------      ----------
Income from operations                                      46,788         632,299

Other income (expense):
Interest income                                             13,148          28,085
Foreign currency                                           (11,350)          2,318
Non operational USD to Euro re-measurement                  51,936         (82,143)
                                                       -----------      ----------
Total other income (expense)                                53,734         (51,740)
                                                       -----------      ----------
Income before income tax expense                           100,522         580,559
Income tax expense                                          39,000          53,497
                                                       -----------      ----------
Net income                                                 $61,522        $527,062
                                                       ===========      ==========

Net income per share-basic and diluted:                    $  0.01        $   0.06
                                                       ===========      ==========

Weighted average shares-basic                            8,863,663       8,888,926
Weighted average shares-diluted                          9,007,288       9,057,402



                    HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                  June 30,
                                                                                    2003             September 30,
                                                                                 (Unaudited)             2002
                                                                                -------------        -------------
ASSETS

Current Assets:
 Cash and cash equivalents                                                      $   5,347,255         $ 4,964,522
 Accounts receivable, net of various allowances of $2,887,000                       4,085,333           5,182,738
   Income taxes receivable                                                            175,000             501,000
 Inventories                                                                        8,312,832           8,091,495
 Prepaid expenses and other current assets                                            588,411             416,734
                                                                                -------------         -----------
      Total current assets                                                         18,508,831          19,156,489

  Property, plant and equipment, net                                                  572,474             611,054
  Security deposits and other non current assets                                       76,216              78,616
                                                                                -------------         -----------
                                                                                $  19,157,521         $19,846,159
                                                                                =============         ===========

Liabilities and Stockholders' Equity:

Current Liabilities:
 Accounts payable                                                               $   4,776,158         $ 6,105,588
 Accrued expenses                                                                   2,198,674           1,442,475
 Income taxes payable                                                                 112,000             331,484
                                                                                -------------         -----------
      Total current liabilities                                                     7,086,832           7,879,547

Stockholders' Equity
 Common stock $.01 par value; 25,000,000 shares authorized
  9,414,833 and 9,392,164  issued, respectively                                        94,148              93,923
  Additional paid-in capital                                                       12,286,105          12,233,170
  Retained earnings                                                                   975,541             914,019
  Accumulated other comprehensive income (loss)                                       212,111             187,074
 Treasury Stock, at cost, 542,067, and 514,317 shares, respectively                (1,497,216)         (1,461,574)
                                                                                -------------        ------------
      Total stockholders' equity                                                   12,070,689          11,966,612
                                                                                -------------        ------------
                                                                                $  19,157,521        $ 19,846,159
                                                                                =============        ============



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